Exhibit 99.1

 FOR IMMEDIATE RELEASE

NICOLET BANKSHARES, INC. ANNOUNCES THIRD QUARTER 2020 EARNINGS

•Net income strong at $18.1 million, 34% above both second quarter 2020 and third quarter 2019
•Net income of $42.1 million for first nine months of 2020, compared to $42.3 million for first nine months of 2019
•Earnings per diluted common share of $1.72 and $3.97 for the three and nine months ended September 30
•Return on average assets was 1.55% and 1.35% for the three and nine months ended September 30
•Exceptional secondary mortgage revenue continued in third quarter, again attributable to strong refinance activity
•Merger of Advantage Community Bancshares, Inc. consummated and integrated in August, adding $172 million in assets and four branches in Central Wisconsin and the Wausau area
•Common stock repurchases resumed in third quarter after a second quarter pause

Green Bay, Wisconsin, October 20, 2020 - Nicolet Bankshares, Inc. (NASDAQ: NCBS) (“Nicolet”) announced third quarter 2020 net income of $18.1 million and earnings per diluted common share of $1.72, compared to $13.5 million and $1.28 for second quarter 2020, and $13.5 million and $1.40 for third quarter 2019, respectively. Annualized quarterly return on average assets was 1.55%, 1.26% and 1.73%, for third quarter 2020, second quarter 2020 and third quarter 2019, respectively.

For the nine months ended September 30, 2020, net income was $42.1 million, earnings per common share was $3.97, and annualized return on average assets was 1.35%. Comparatively, for the first nine months of 2019, net income was $42.3 million, earnings per diluted common share was $4.36, and annualized return on average assets was 1.85%, as 2019 net income included $5.4 million from two nonrecurring items. Second quarter 2019 included a $7.4 million after-tax gain on the partial sale of our equity interest in a data processing company, and $2.75 million ($2.0 million after-tax) in personnel expense for retirement-related compensation declared. Therefore, 2020 year-to-date net income increased $5.2 million or 14% over net income for the nine months ended September 30, 2019 of $37.0 million, excluding the two nonrecurring items.

“Third quarter earnings were exceptional, led by continued strong secondary mortgage income, steadily rising wealth revenues, and settling expense levels,” said Bob Atwell, Chairman and CEO of Nicolet. “During March and April, we acted aggressively to prepare our bank and customers for the substantially negative impact of the COVID crisis. As we moved through the second and third quarters, we have experienced the inspiring resilience of our core customer base as well as the diligence and heart of our colleagues to engage and support them. Earnings momentum remains strong, while we have continued to prepare for credit challenges which remain largely unseen. We maintained the loan loss provision at $3 million for the third quarter.”

“Our commercially focused (“C&I”) customers as a group have remained profitable and liquid,” Atwell said. “While this is evident in the financial statements they provide us, it is more importantly visible in their reduced line of credit usage and high cash deposits held on our balance sheet,” Atwell said. “The Paycheck Protection Program (“PPP”) was a badly needed confidence boost. This along with other proactive operational changes they have made, many customers have further strengthened their balance sheets even while their operations remain profitable.”

“One of the most significant leading indicators today of the level of future problems is the performance of our modified loans,” Atwell continued. “Since the pandemic, we modified $462 million of loans, or approximately 18% of loans excluding PPP loans (predominantly commercial loans and to interest-only terms). As of September 30, only $60 million, or 2% of September's non-PPP loans, remain on modified terms, and we expect approximately $45 million of those to end their modification periods by November.”

“The volume of our PPP loans, the immediate steps we took to provide payment relief, and our second quarter micro-grants to the smallest and hardest hit of our borrowers, are a very tangible expression of the depth of our commitment to the people and the communities we serve,” Atwell stated. “These measures gave our customers the time and resources to respond to the shock of COVID. We are seeing both the resourcefulness and determination of our customers very clearly in our second and third quarter results. Much like the prior financial crisis of 2008-2012, the COVID crisis has been an opportunity to show the difference a deeply embedded bank can make.”

“The brand loyalty we have earned has also helped us deal with the impact of rapid rate declines throughout 2019 and 2020,” said Atwell. “We have used strong analytics and a relationship-based culture of fair but disciplined pricing to slow core margin erosion.”

“Our year-to-date net income is at a record level, despite absorbing the costs of tough decisions,” said Mike Daniels, President and CEO of Nicolet National Bank. “We recorded nearly $4 million of pre-tax expense related to the onset of the pandemic, a terminated acquisition and branch closure decisions (all in the second quarter), and $9 million of loan loss provision against potential future credit losses that we still cannot specifically identify given significant volatility in the environment and uncertainty of the extent of impact on borrowers.”

“The contribution from our secondary mortgage business has been stellar, as refinance activity remains significant,” Daniels said. “Our net mortgage income added $9.7 million in third quarter and $22.0 million year-to-date to pretax earnings. For retail customers purchasing new homes or refinancing, we closed over 1,200 loans this quarter and nearly 3,300 year-to-date. We are very proud of our teamwork and use of automation to process this significant mortgage activity over several months in an efficient manner, while maintaining a quality customer experience.”

“Our balance sheet continued to increase, in part from our recent acquisition, but also from rising cash on extraordinary deposit growth as customers remain focused on liquidity and safety,” Daniels said. “The dynamics of rising cash in this near-zero rate environment, as well as waning commercial loan demand, other than PPP loans, continue to squeeze the net interest margin. In addition to prudent pricing actions on deposits and loans, we are taking actions to reduce non-deposit leverage. Along with brokered deposits maturing without renewal and selected prepayment of FHLB advances, we are in the process of early redemption of our higher-costing fixed rate subordinated notes ($12 million at 5%) and the full redemption of one of our issuances of junior subordinated debentures ($6 million at 8%) by year end. Prepaying this combined debt of $18 million will save us approximately $1.1 million of interest expense annually,” Daniels stated.

The timing of Nicolet's acquisitions, Choice Bancorp, Inc. (“Choice”) on November 8, 2019, at 12% of pre-merger assets, and Advantage Community Bancshares, Inc. (“Advantage”) on August 21, 2020, at 4% of pre-merger assets, impacts financial comparisons. Certain income statement results, average balances and related ratios for the three and nine-month periods ended September 30, 2020 include full contribution from Choice and a partial period of Advantage in third quarter 2020, while the same periods in 2019 include no contribution from Choice or Advantage.

Balance Sheet Review
At September 30, 2020, period end assets were $4.7 billion, an increase of $165 million (4%) over June 30, attributable to the acquisition of Advantage. The quarter-over-quarter increase in assets included higher cash and cash equivalents (up $31 million to $854 million), investment securities (up $25 million to $535 million), and loans (up $87 million to $2.9 billion at September 30). Excluding the impact of Advantage at acquisition, period end loans were unchanged from June 30.

“Loans were growing well organically during 2019 and through March 2020,” Daniels said. “However, since then, underlying organic loans have been declining and only recently leveling off, as our borrowing base is choosing to remain cautious with debt levels, use PPP funds, and stay more liquid during the uncertain operating climate.”

Total deposits of $3.7 billion at September 30, 2020, increased $175 million (5%) over June 30, also largely due to the Advantage acquisition. Since June 30, transaction accounts combined (i.e. savings, money markets and interest-bearing checking) increased $152 million (9%) to $1.9 billion at September 30, and noninterest-bearing demand grew $47 million (4%) to $1.1 billion representing 30% of total deposits, while core time deposits declined slightly (down $5 million or

1%) to $373 million and brokered deposits decreased $20 million (6%) to $327 million. Excluding the impact of Advantage at acquisition, period end deposits increased $34 million (1%) since June 30.

Total capital was $538 million at September 30, 2020, an increase of $6 million since June 30, 2020, mostly due to solid earnings, partly offset by share repurchase activity. Nicolet repurchased 234,914 shares at a total cost of $13.7 million, or an average per share cost of $58.45 during third quarter 2020. On August 18, 2020, Nicolet's board authorized an increase to the program of $20 million or up to 325,000 shares of common stock. As a result, at September 30, 2020, there remained $13.4 million authorized under the repurchase program, as modified, to be utilized from time-to-time to repurchase shares in the open market, through block transactions or in private transactions.

Asset Quality
“Expectations about the extent and duration of current credit stress on our customers remain extremely difficult to estimate,” said Daniels. “As a result, this year we have provided $9 million of loan loss provision, which significantly exceeds the $0.9 million of year-to-date net charge-offs. While our traditional asset quality metrics are not showing rising issues, we feel this provides appropriate consideration for potential future credit losses that just cannot be accurately quantified today.”

Nonperforming assets decreased to $12 million at September 30, to represent 0.25% of total assets compared to $13 million or 0.29% at June 30. Since the prior quarter, the allowance for credit losses-loans increased to $31 million, due to the $3.0 million provision for credit losses recognized, less net charge-offs during the quarter of $0.7 million or 0.10% of average loans, annualized. On a year-to-date basis, annualized, the loan loss provision represented 0.44% of average loans (or 0.47% excluding PPP loans) compared to net charge-offs at 0.04% of average loans. At September 30, 2020, the allowance represented 1.08% of total loans, and represented 1.22% of total loans excluding the net carrying value of PPP loans.

During 2020, we originated 2,725 PPP loans totaling $351 million, bearing a 1% contractual rate. At September 30, the net carrying value of PPP loans was $335 million, or 12% of total loans, and $9.6 million of the $12.3 million in related gross fees remain unamortized.

“The PPP program has clearly aided many of our business customers,” Daniels said. “As the terms of forgiveness continue to be clarified, nearly all of this is likely to convert to equity for the businesses that remain viable.”

Since the pandemic started, approximately 980 loans (88% commercial and 12% retail) were provided payment modifications, consistent with guidelines of the CARES Act, on loans totaling $462 million (65% interest only and 35% full payment deferrals). As of September 30, $384 million (83%) had returned to normal payment structures and $19 million (4%) were paid off (of which one was a September charge-off for $0.5 million). The remaining $60 million (in 66 commercial and 6 retail loans) remained under modification structure, representing only 2% of September loans excluding PPP loans.

Income Statement Review
Net income for third quarter 2020 was $18.1 million, $4.6 million or 34% stronger than second quarter 2020 on positive net interest income, continued strong net mortgage income, and controlled expenses.

Net interest income of $32.6 million was $1.1 million higher than second quarter 2020, comprised of $0.4 million higher interest income and $0.7 million lower interest expense. On a linked quarter basis, average interest-earning assets increased $299 million (8%), due to growth in average loans (up $47 million), investments (up $7 million) and other interest-earning assets, which are predominantly cash, (up $245 million, to represent 20% of interest-earning assets for third quarter 2020 versus 15% for second quarter 2020). The high cash levels are a positive contributor to net interest income at a very low yield, thus pressuring the related margin components. Average interest bearing liabilities increased $193 million (7%) on a linked quarter basis, comprised of $119 million higher interest-bearing deposits (with core interest-bearing deposits up $126 million, while brokered deposits declined $7 million on average) and $99 million higher average PPPLF funding, partly offset by $25 million lower other interest-bearing liabilities (mostly the early repayment of FHLB advances). Also adding to the heavy cash position and net free funds was average noninterest-bearing demand deposits, totaling $1.1 billion for third quarter compared to $1.0 billion in second quarter 2020, reflecting the continued cautionary spending and increased liquidity of consumers and businesses.

The net interest margin for third quarter 2020 was 3.06%, down from 3.21% for second quarter 2020, heavily influenced by the changing balance sheet mix to low-earning cash. The yield on earning assets of 3.50% declined 26bps from second quarter 2020, mostly due to the increase in cash that generally earns 10bps since March 2020, as well as the low rate on the PPP loans. The yield on loans excluding PPP loans was 4.89%, 7bps lower than second quarter 2020 mostly attributable to the impact of the lower rate environment on variable loans and new loans. The cost of funds of 0.64% declined 15bps during the same period, attributable mainly to the timing of pricing changes implemented on interest-bearing deposits (down 15bps to 0.60%) and a higher proportion of PPPLF funds costing 35bps versus other funding.

Third quarter noninterest income of $18.7 million increased $1.2 million (7%) compared to second quarter 2020. Excluding net asset gains, noninterest income grew $0.3 million or 1% over second quarter 2020. Net mortgage income remains strong, though down slightly ($0.3 million) from the prior quarter, including higher sale gains and capitalized gains combined (up $0.8 million or 8%), more than offset by an unfavorable change in the fair value marks on the mortgage servicing asset and mortgage derivatives combined (down $1.1 million). Trust services fee income and brokerage fee income combined increased $0.3 million over second quarter 2020, consistent with growth in accounts and assets under management. Service charges on deposit accounts increased $0.2 million (28%), and card interchange income increased $0.2 million (15%) between the sequential quarters, as activity and volumes returned to more normalized levels. Other noninterest income decreased $0.3 million from second quarter largely due to market losses since June on the value of nonqualified deferred compensation plan assets.

Noninterest expense of $23.7 million decreased $4.1 million (15%) from second quarter 2020. Personnel expense decreased $0.4 million largely due to $0.6 million lower salary and overtime expense (reflecting branch closure savings, as well as $0.4 million of on-site bonus pay and $0.2 million of severance costs incurred in second quarter), $0.3 million lower nonqualified deferred compensation expense (related to the plan asset declines noted above), and $0.2 million lower fringe expense, partly offset by $0.7 million higher incentive accruals between the sequential quarters. All non-personnel expenses combined decreased $3.7 million from the prior quarter, as second quarter 2020 included expense of $1.5 million related to the branch closures (mostly lease termination charges), $1.25 million for the micro-grant program, $0.2 million pandemic-based testing and protective equipment and $0.5 million to terminate the Commerce Financial Holdings, Inc. merger agreement.

Acquisition and Branches Update
On August 21, Nicolet consummated its all-cash purchase of Advantage. Upon consummation, Advantage added $172 million in assets (4% of pre-merger assets), including $88 million in loans, $1 million in core deposit intangible, $12 million in goodwill, and $141 million in deposits. The system integration was completed and the four branches of Advantage opened as Nicolet National Bank branches on August 24, expanding our presence in Central Wisconsin and the Wausau area. The inclusion of Advantage's balance sheet and operational results for roughly one month in the third quarter explains a modest portion of the increases in certain period end balances, average balances and income statement line items.

Nicolet started the year with 39 branches. As of today, Nicolet operates 36 branches, which includes the acquired 4 locations less the 7 branch closures (as announced in the prior quarter). During fourth quarter, Nicolet plans to close its Rib Mountain location (near Wausau) and open an additional Appleton location that is currently under construction.

Nicolet continues to explore potential acquisitions in existing and adjacent markets. “Margin headwinds, credit quality issues and the general trauma of COVID will accelerate the pressure of smaller banks to sell. Much like the financial crisis 12 years ago, we see a great opportunity for highly accretive consolidation,” concluded Atwell.

About Nicolet Bankshares, Inc.
Nicolet Bankshares, Inc. is the bank holding company of Nicolet National Bank, a growing, full-service, community bank providing services ranging from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This report reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Nicolet. These forward-looking statements are subject to a number of factors and uncertainties which could cause Nicolet’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and Nicolet does not assume any duty to update forward-looking statements. There are a number of factors that could cause our actual results to differ materially from those projected in such forward-looking statements.

In addition to factors previously disclosed in Nicolet’s reports filed with the SEC and those identified elsewhere in this news release, these forward-looking statements include, but are not limited to, statements about (i) Nicolet’s expected COVID pandemic response and how its operations and financial condition may change as a result of the COVID pandemic; (ii) the expected impact on the broader economy with regard to the effects of the COVID pandemic and the government’s response to the COVID pandemic; and (iii) Nicolet’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Nicolet’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.

The COVID pandemic is adversely affecting us, our customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on our business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic financial markets could adversely affect Nicolet’s revenues and the values of its assets and liabilities, lead to a tightening of credit, and increase stock price volatility. In addition, the COVID pandemic may result in changes to statutes, regulations, or regulatory policies or practices resulting from could affect Nicolet in substantial and unpredictable ways.

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited)
	At or for the Three Months Ended					At or for the Nine Months Ended
(In thousands, except per share data)	09/30/2020	06/30/2020	03/31/2020	12/31/2019	09/30/2019	9/30/2020	9/30/2019
Results of operations:
Interest income	$37,270	$36,892	$37,003	$36,192	$34,667	$111,165	$102,396
Interest expense	4,710	5,395	5,740	5,723	5,477	15,845	16,787
Net interest income	32,560	31,497	31,263	30,469	29,190	95,320	85,609
Provision for credit losses	3,000	3,000	3,000	300	400	9,000	900
Net interest income after provision for credit losses	29,560	28,497	28,263	30,169	28,790	86,320	84,709
Noninterest income	18,691	17,471	9,585	13,309	12,312	45,747	40,058
Noninterest expense	23,685	27,813	23,854	25,426	22,887	75,352	71,373
Income before income tax expense	24,566	18,155	13,994	18,052	18,215	56,715	53,394
Income tax expense	6,434	4,576	3,321	5,670	4,603	14,331	10,788
Net income	18,132	13,579	10,673	12,382	13,612	42,384	42,606
Net income attributable to noncontrolling interest	30	101	118	87	82	249	260
Net income attributable to Nicolet Bankshares, Inc.	$18,102	$13,478	$10,555	$12,295	$13,530	$42,135	$42,346
Earnings per common share:
Basic	$1.75	$1.29	$1.00	$1.22	$1.45	$4.04	$4.51
Diluted	$1.72	$1.28	$0.98	$1.18	$1.40	$3.97	$4.36
Common Shares:
Basic weighted average	10,349	10,417	10,516	10,061	9,347	10,426	9,394
Diluted weighted average	10,499	10,520	10,801	10,452	9,697	10,605	9,707
Outstanding	10,196	10,424	10,408	10,588	9,363	10,196	9,363
Noninterest Income:
Trust services fee income	$1,628	$1,510	$1,579	$1,596	$1,594	$4,717	$4,631
Brokerage fee income	2,489	2,269	2,322	2,190	2,113	7,080	5,925
Mortgage income, net	9,675	9,963	2,327	4,916	3,700	21,965	6,962
Service charges on deposit accounts	1,037	813	1,225	1,237	1,223	3,075	3,587
Card interchange income	1,877	1,637	1,562	1,683	1,735	5,076	4,815
BOLI income	531	540	703	535	495	1,774	1,834
Other noninterest income	1,237	1,487	521	1,285	1,166	3,245	4,274
Noninterest income without net gains	18,474	18,219	10,239	13,442	12,026	46,932	32,028
Asset gains (losses), net	217	(748)	(654)	(133)	286	(1,185)	8,030
Total noninterest income	$18,691	$17,471	$9,585	$13,309	$12,312	$45,747	$40,058
Noninterest Expense:
Personnel expense	$14,072	$14,482	$13,323	$13,628	$12,914	$41,877	$40,809
Occupancy, equipment and office	4,051	4,361	4,204	3,827	3,454	12,616	10,961
Business development and marketing	810	2,514	1,359	1,397	1,428	4,683	4,288
Data processing	2,658	2,399	2,563	2,730	2,515	7,620	7,220
Intangibles amortization	834	880	993	936	914	2,707	2,936
Other noninterest expense	1,260	3,177	1,412	2,908	1,662	5,849	5,159
Total noninterest expense	$23,685	$27,813	$23,854	$25,426	$22,887	$75,352	$71,373
Period-End Balances:
Total loans	$2,908,793	$2,821,501	$2,607,424	$2,573,751	$2,242,931	$2,908,793	$2,242,931
PPP loans	335,236	329,157	—	—	—	335,236	—
Total loans, ex. PPP loans	2,573,557	2,492,344	—	—	—	2,573,557	—
Allowance for credit losses - loans	31,388	29,130	26,202	13,972	13,620	31,388	13,620
Securities available for sale, at fair value	535,351	510,809	511,860	449,302	419,300	535,351	419,300
Cash and cash equivalents	853,564	822,684	241,960	182,059	143,969	853,564	143,969
Goodwill and other intangibles, net	176,213	164,094	164,974	165,967	121,371	176,213	121,371
Total assets	4,706,375	4,541,228	3,732,554	3,577,260	3,105,671	4,706,375	3,105,671
Deposits	3,712,808	3,537,805	3,023,466	2,954,453	2,584,447	3,712,808	2,584,447
Stockholders’ equity	538,068	532,033	510,971	516,262	428,014	538,068	428,014
Book value per common share	52.77	51.04	49.09	48.76	45.71	52.77	45.71
Tangible book value per common share (1)	35.49	35.30	33.24	33.08	32.75	35.49	32.75

Nicolet Bankshares, Inc.
Consolidated Financial Summary (Unaudited) - Continued
	At or for the Three Months Ended					At or for the Nine Months Ended
(In thousands, except per share data)	09/30/2020	6/30/2020	3/31/2020	12/31/2019	9/30/2019	9/30/2020	9/30/2019
Average Balances:
Loans	$2,871,256	$2,823,866	$2,584,584	$2,438,908	$2,218,307	$2,760,309	$2,195,742
Investment securities	496,153	489,597	453,820	424,981	399,090	479,916	403,829
Interest-earning assets	4,216,106	3,917,499	3,167,505	2,974,974	2,763,997	3,768,676	2,733,870
Goodwill and other intangibles, net	169,353	164,564	165,532	147,636	121,895	166,493	122,869
Total assets	4,633,359	4,310,088	3,555,144	3,339,283	3,094,546	4,167,902	3,054,840
Deposits	3,636,260	3,403,188	2,920,071	2,756,295	2,563,821	3,320,994	2,545,017
Interest-bearing liabilities	2,933,737	2,741,199	2,218,592	2,023,448	1,895,754	2,632,280	1,911,395
Stockholders’ equity	537,826	520,177	513,558	478,645	420,864	523,904	405,521
Selected Financial Ratios: (2)
Return on average assets	1.55%	1.26%	1.19%	1.46%	1.73%	1.35%	1.85%
Return on average common equity	13.39	10.42	8.27	10.19	12.75	10.74	13.96
Return on average tangible common equity (1)	19.54	15.24	12.20	14.74	17.95	15.75	20.03
Average equity to average assets	11.61	12.07	14.45	14.33	13.60	12.57	13.27
Stockholders’ equity to assets	11.43	11.72	13.69	14.43	13.78	11.43	13.78
Tangible common equity to tangible assets (1)	7.99	8.41	9.70	10.27	10.28	7.99	10.28
Net interest margin	3.06	3.21	3.94	4.06	4.19	3.35	4.17
Efficiency ratio	46.18	55.69	57.16	57.57	55.19	52.71	60.27
Effective tax rate	26.19	25.21	23.73	31.41	25.27	25.27	20.20
Selected Asset Quality Information:
Nonaccrual loans	$10,997	$11,998	14,769	$14,122	$9,238	$10,997	$9,238
Other real estate owned	1,000	1,000	1,000	1,000	1,325	1,000	1,325
Nonperforming assets	$11,997	$12,998	$15,769	$15,122	$10,563	$11,997	$10,563
Net loan charge-offs (recoveries)	$743	$71	$55	$(52)	$351	$869	$433
Allowance for credit losses-loans to loans	1.08%	1.03%	1.00%	0.54%	0.61%	1.08%	0.61%
Net loan charge-offs to average loans (2)	0.10	0.01	0.01	(0.01)	0.06	0.04	0.03
Nonperforming loans to total loans	0.38	0.43	0.57	0.55	0.41	0.38	0.41
Nonperforming assets to total assets	0.25	0.29	0.42	0.42	0.34	0.25	0.34
Selected Other Information:
Interest income resolved PCI loans (rounded)	N/A	N/A	N/A	$1,400	$1,800	N/A	$3,300
Tax-equivalent adjustment net interest income	$249	$229	$231	$257	$251	$709	$786
Tax benefit on stock-based compensation	$(14)	$(24)	$(323)	$(1,275)	$(128)	$(361)	$(1,011)
Common stock repurchased (dollars) (3)	$13,732	$—	$13,903	$3,383	$576	$27,635	$15,318
Common stock repurchased (full shares) (3)	234,914	—	206,833	47,728	9,300	441,747	263,053
1The ratios of tangible book value per common share, return on average tangible common equity, and tangible common equity to tangible assets exclude goodwill and other intangibles, net. These financial ratios have been included as they are considered to be critical metrics with which to analyze and evaluate financial condition and capital strength.
2Income statement-related ratios for partial-year periods are annualized.
3Reflects common stock repurchased under board of director authorizations for the common stock repurchase program.

Nicolet Bankshares, Inc.
Net Interest Income and Net Interest Margin Analysis (Unaudited)

	At or for the Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average		Average	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$332,816	$2,477	2.91%	$264,705	$1,786	2.67%	$—	$—	—%
Total loans ex PPP	2,538,440	31,598	4.89%	2,559,161	32,008	4.96%	2,218,307	31,380	5.56%
Total loans (1) (2)	2,871,256	34,075	4.66%	2,823,866	33,794	4.74%	2,218,307	31,380	5.56%
Investment securities (2)	496,153	2,764	2.23%	489,597	2,752	2.25%	399,090	2,612	2.62%
Other interest-earning assets	848,697	680	0.32%	604,036	575	0.38%	146,600	926	2.49%
Total interest-earning assets	4,216,106	37,519	3.50%	3,917,499	37,121	3.76%	2,763,997	34,918	4.97%
Other assets, net	417,253			392,589			330,549
Total assets	$4,633,359			$4,310,088			$3,094,546
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,180,575	$2,541	0.46%	$2,054,574	$3,170	0.62%	$1,763,844	$4,466	1.00%
Brokered deposits	336,026	1,243	1.47%	342,776	1,285	1.51%	54,661	130	0.94%
Total interest-bearing deposits	2,516,601	3,784	0.60%	2,397,350	4,455	0.75%	1,818,505	4,596	1.00%
PPPLF	335,865	297	0.35%	237,153	210	0.35%	—	—	0.00%
Other interest-bearing liabilities	81,271	629	3.05%	106,696	730	2.71%	77,249	881	4.48%
Total interest-bearing liabilities	2,933,737	4,710	0.64%	2,741,199	5,395	0.79%	1,895,754	5,477	1.14%
Noninterest-bearing demand deposits	1,119,659			1,005,838			745,316
Other liabilities	42,137			42,874			32,612
Stockholders' equity	537,826			520,177			420,864
Total liabilities and stockholders' equity	$4,633,359			$4,310,088			$3,094,546
Net interest income and rate spread		$32,809	2.86%		$31,726	2.97%		$29,441	3.83%
Net interest margin			3.06%			3.21%			4.19%

	At or for the Nine Months Ended
	September 30, 2020			September 30, 2019
	Average		Average	Average		Average
(In thousands)	Balance	Interest	Rate	Balance	Interest	Rate
ASSETS
PPP loans	$199,662	$4,263	2.80%	$—	$—	—%
Total loans ex PPP	2,560,647	97,414	5.01%	2,195,742	92,650	5.58%
Total loans (1) (2)	2,760,309	101,677	4.85%	2,195,742	92,650	5.58%
Investment securities (2)	479,916	8,280	2.30%	403,829	7,799	2.57%
Other interest-earning assets	528,451	1,917	0.48%	134,299	2,733	2.69%
Total interest-earning assets	3,768,676	111,874	3.91%	2,733,870	103,182	4.99%
Other assets, net	399,226			320,970
Total assets	$4,167,902			$3,054,840
LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing core deposits	$2,070,500	$9,894	0.64%	$1,769,479	$13,812	1.04%
Brokered deposits	279,165	3,302	1.58%	64,588	291	0.60%
Total interest-bearing deposits	2,349,665	13,196	0.75%	1,834,067	14,103	1.03%
PPPLF	191,535	507	0.35%	—	—	—%
Other interest-bearing liabilities	91,080	2,142	3.10%	77,328	2,684	4.59%
Total interest-bearing liabilities	2,632,280	15,845	0.80%	1,911,395	16,787	1.17%
Noninterest-bearing demand deposits	971,329			710,950
Other liabilities	40,389			26,974
Stockholders' equity	523,904			405,521
Total liabilities and stockholders' equity	$4,167,902			$3,054,840
Net interest income and rate spread		$96,029	3.11%		$86,395	3.82%
Net interest margin			3.35%			4.17%
(1) Nonaccrual loans and loans held for sale are included in the daily average loan balances outstanding.
(2) The yield on tax-exempt loans and tax-exempt investment securities is computed on a tax-equivalent basis using a federal tax rate of 21%, and adjusted for the disallowance of interest expense.